TERMINATION AND MUTUAL RELEASE AGREEMENT

THIS TERMINATION AND MUTUAL RELEASE AGREEMENT (the "Agreement") is made this 15th day of November, 2019 (the "Effective Date"), by and among HEALTHIER CHOICES MANAGEMENT CORP., a Delaware corporation ("HCMC") and MJ HOLDINGS INC., a Nevada corporation ("MJNE"). HCMC and MJNE are each a party and collectively referred to as the "Parties" and individually referred to as a "Party."

RECITALS

WHEREAS, (i) HCMC and MJNE are parties to that certain Exclusive Distribution Agreement, dated August 13, 2018 (the "Distribution Agreement") and (ii) HCMC and MJNE are parties to that certain Reimbursement Agreement, dated March 13, 2019 ("MJNE Reimbursement Agreement" and together with the Distribution Agreement, are referred to herein as the "Terminated Agreements"); and

WHEREAS, the Parties wish to terminate the Terminated Agreements, settle all claims thereunder, and release all claims thereunder or related thereto; and

WHEREAS, in consideration of the foregoing termination, settlement and release, HCMC agrees to (i) make an initial purchase from MJNE of 500,000 Q-Cups at 12.5 cents per Q-Cup for an aggregate purchase price of $62,500 (the "Initial Purchase ") and (ii) purchase up to a total of 1,600,000 Q-Cups (inclusive of the Initial Purchase) on as needed basis at the same price of 12.5 cents at any time after the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

AGREEMENT

1. Recitals. The foregoing Recitals are incorporated into and made a part of this Agreement as if set forth in full.

2. Termination. The Parties hereby agree that each of the Terminated Agreements shall terminate (the "Termination") as of the Effective Date, and that the Parties shall have no further rights or obligations under the Terminated Agreements.

3. HCMC hereby agrees that MJNE shall have no obligations or indebtedness to HCMC pursuant to the terms of the Reimbursement Agreement and HCMC specifically waives any claims whatsoever for any reimbursements that HCMC may have been due under the Reimbursement Agreement to MJNE.

4. MJNE hereby agrees that any obligations that HCMC may have to MJNE in regards to any undelivered inventory or items purchased by MJNE from HCMC pursuant to the terms of the Exclusive Distribution Agreement shall and are hereby forever waived and discharged by this Agreement.

5. Purchase Obligation. HCMC shall perform, and MJNE shall fulfill, the Initial Purchase as set forth in the Recitals. HCMC shall pay to MJNE the Initial Purchase price of $62,500 within one (1) business day of the

full execution of this Agreement, and MJNE shall fulfill and ship the purchased Q-Cups within one (1) business day of receipt of the Initial Purchase funds. Any additional Q-Cups purchased hereunder shall ship within one (1) business day of receipt of the purchase order by MJNE and payment by HCMC.

6. No Assignment. No Party has assigned, pledged or otherwise transferred, in whole or in part, any of its right, title and interest in, to, or under the Terminated Agreements.

7. Mutual Release. Each Party, on behalf of itself and its affiliates, and their respective officers, directors, shareholders, managers, members, partners, attorneys, agents, employees, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (collectively, the "Releasors"), hereby release and discharge each other Party and its respective affiliates, and their respective officers, directors, shareholders, managers, members, partners, attorneys, agents, employees, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (collectively , the "Releasees"), from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date arising out of or relating to the Terminated Agreements, including, without limitation, any amounts owed thereunder, except for any rights and obligations created by, or otherwise arising out of this Agreement.

8. Submission to Jurisdiction; Prevailing Parties.

8.1 Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the Southern District of Florida, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

8.2 In the event of any dispute arising in connection with this Agreement, the non-prevailing party shall pay to the prevailing party all of the costs and expenses (including, but not limited to, reasonable legal fees and expenses) of the prevailing party in connection therewith.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

10. Waiver. Modification or Amendment. Each Party hereby agrees that no provision or breach of this Agreement may be waived unless in writing signed by the Party to be charged, that the waiver of any one provision or breach of this Agreement shall not be deemed to constitute a waiver of any other provision or breach of this Agreement, and that the terms of this Agreement may be modified or amended only by a written instrument executed by all of the Parties.

11. Entire Agreement. This Agreement contains the entire understanding among the Parties and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.

12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

13. Rules of Construction. The Parties agree that they have had the opportunity to be represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

14. Facsimile or Scanned Signatures. Facsimile or scanned signatures shall be deemed original signatures for purposes of this Agreement, with such signatures having the same legal effect as original signatures.

15. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed to be an original, and when taken together with other signed counterparts, shall be binding upon and enforceable against the Parties.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the Effective Date.

HEALTHIER CHOICES MANAGEMENT CORP.

By: ____________________
Name: Jeffrey E. Holman
Title: Chief Executive Officer

MJ HOLDINGS, INC.

DocuSigned by:
Paris Balaouras
By: 64AAF0B7908F4CD...
Name: Paris Balaouras
Title: Chief Executive Officer